UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Cowlitz Bancorporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 25, 2007

To the Shareholders of Cowlitz Bancorporation:

Notice is hereby given that the Annual Meeting of Shareholders of Cowlitz Bancorporation will be held at the Monticello Hotel, 1405 17th Avenue, Longview, Washington on Friday, May 25, 2007 at 10:00 a.m. local time for the purpose of considering and voting upon the following matters:

1.	Election of Directors. To elect six directors to serve until the next annual meeting;

2.	Any other business properly brought before the Annual Meeting or any adjournments or postponements thereof.

Those shareholders of record at the close of business on March 31, 2007 are entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

All shareholders are cordially invited to attend the Annual Meeting in person.    Whether or not you expect to attend in person, we request that you promptly complete, sign, and return the enclosed proxy card.

We look forward to seeing you at our 2007 Annual Meeting.

Sincerely, on behalf of the Board of Directors,

Lynda Larrabee

Secretary

Longview, Washington

April 24, 2007

Cowlitz Financial Center

PO Box 1518 / 927 Commerce Avenue

Longview, WA 98632

(360) 423-9800

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

MAY 25, 2007

This Proxy Statement and the accompanying Proxy are being sent to shareholders on or about April 24, 2007 in connection with the solicitation of proxies by the Board of Directors for the Annual Meeting of Shareholders (the “Meeting”) of Cowlitz Bancorporation (the “Company”) to be held on Friday, May 25, 2007 and any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Meeting and described in more detail herein.

VOTING AND PROXY PROCEDURE

Shareholders Entitled to Vote.  Shareholders of record as of the close of business on March 31, 2007 are entitled to vote at the Meeting. As of March 31, 2007, the Company had 4,942,023 shares of Common Stock issued and outstanding and 355 shareholders of record.

Quorum.  The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Meeting. Abstentions and broker non-votes will be counted as shares present at the Meeting for purposes of determining the existence of a quorum.

Voting by Proxy.  When a proxy card is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. Where no instructions are indicated, proxies will be voted FOR the election of the nominees for director. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote in accordance with their judgment in such matters.

Please mark, sign, and date the enclosed proxy and return it in the postage-paid envelope provided. If a broker, bank or other nominee holds your shares, follow the instructions on the card ADP Proxy Services sent to you. You are welcome to attend the meeting even if you vote by proxy.

How Votes are Counted.  Each share of Common Stock is entitled to one vote on each matter properly presented at the Meeting. The six nominees receiving the largest number of affirmative votes cast at the Meeting will be elected as directors. Shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast for or withheld from each nominee. Abstentions and broker non-votes will not affect the election of directors.

Revocation of a Proxy; Voting at the Meeting.  Shareholders who execute and submit proxies retain the right to revoke them at any time before they are voted. Proxies may be revoked by written notice delivered in person or mailed to the Secretary of the Company at the address above, by submitting a proxy bearing a later date prior to the Meeting, or by casting a ballot at the Meeting.

Attendance at the Meeting will not automatically revoke a proxy. You must request a ballot and vote in person to revoke a prior granted proxy. If a broker, bank or other nominee holds your shares, you will need to contact the nominee to revoke a proxy or change your vote. You will not be able to vote or revoke a proxy at the Meeting if a nominee holds your shares.

Costs of Solicitation.  In addition to mailing this material to shareholders of record, the Company has asked banks and brokers to forward copies to persons for whom they hold shares of Common Stock and request voting instructions and authority to execute the proxies. The Company will reimburse the banks and brokers for reasonable out-of-pocket expenses. Officers and other employees of the Company may, without being additionally compensated, solicit proxies by mail, telephone, telegram, facsimile or personal contact.

Shares Owned by Directors and Executive Officers.  As of March 31, 2007, directors and executive officers beneficially owned 578,816 shares, of which 118,666 shares are entitled to vote. Those shares represent approximately 2.4% of the shares entitled to vote at the meeting.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD:

BOARD ATTENDANCE AT THE MEETING

Comments and questions directed to the Company’s Board of Directors should be submitted to the Company’s Corporate Secretary, Lynda Larrabee, at Cowlitz Bancorporation, PO Box 1518 / 927 Commerce Avenue, Longview, Washington 98632. These comments will be communicated to the Board at its next regular meeting. No communications of this type were received as of the record date, March 31, 2007.

The Company does not have a formal policy regarding attendance of directors at the annual meeting of shareholders, but strongly encourages attendance by all directors. All directors attended the 2006 annual meeting.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

The following table sets forth information regarding the beneficial ownership of the Common Stock of the Company with respect to each person known to the Company to own more than 5% of the outstanding Common Stock, directors and executive officers of the Company as identified herein and by all directors and executive officers as a group (11 persons) as of March 31, 2007. The total number of shares issued and outstanding as of March 31, 2007 was 4,942,023. Each beneficial owner has the sole power to vote and to dispose of all shares of Common Stock owned by such beneficial owner. The only class of capital stock outstanding is the Company’s Common Stock. The address of each officer and director is care of Cowlitz Bancorporation, PO Box 1518 / 927 Commerce Avenue, Longview, Washington 98632.

Name & Position of Beneficial Owner	Total Shares(1)	Exercisable Options(2)	Total Percentage

Directors and Executive Officers
Ernie D. Ballou – VP & Director	92,331	90,000	1.87%
Richard J. Fitzpatrick – President, CEO & Director	183,940	150,000	3.72%
Brian E. Magnuson – Director	10,000	10,000	*
John S. Maring	111,894	83,000	2.26%
John M. Petersen – Director	10,415	10,000	*
Phillip S. Rowley – Chairman	20,500	20,000	*
Linda M. Tubbs – Director	10,000	10,000	*
Gerald L. Brickey – VP & Chief Financial Officer	20,359	20,000	*
Donna P. Gardner – VP	85,140	37,500	1.72%
Lynda Larrabee – VP, Administrative Officer & Secretary	24,192	22,250	*
Sue Rodgers – VP Cowlitz Bank/Information Technology	10,045	7,400	*
All directors and executive officers as a group	578,816	460,150	11.71%

5% Shareholders
Benjamin Namatinia(3) 601 Columbia Street, APT 201 Vancouver, Washington 98660	724,763	-	14.66%
Hot Creek Capital, LLC(4) David M.W. Harvey Hot Creek Investors, L.P. 6900 South McCarran Boulevard, Suite 3040 Reno, Nevada 89509	300,000	-	6.07%

*	Less than 1%
(1)	Includes options exercisable within 60 days of March 31, 2007.
(2)	Options exercisable within 60 days of March 31, 2007.
(3)	As reported on a Form 4/A filed with the SEC on June 21, 2005.
(4)	As reported on a Schedule 13G filed with the SEC on February 13, 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and all persons who own more than ten percent of the outstanding shares of the Common Stock of the Company to file initial reports of beneficial ownership and all subsequent changes in beneficial ownership of the Common Stock and other equity securities of the Company with the Securities and Exchange Commission.

Based solely on review of copies of the forms provided to the Company and the representations by the executive officers and directors, the Company believes, to the best of its knowledge, that all Section 16(a) filing requirements were satisfied for the fiscal year ending December 31, 2006.

AGENDA ITEM 1 - ELECTION OF DIRECTORS

The Company’s Bylaws provide that directors are elected to serve approximately one-year terms of office. The Bylaws establish the number of directors between five and ten, with the exact number to be fixed from time to time by resolution of the Board of Directors. The number of directors is currently set at seven, but effective with the annual meeting the number of directors will be set at six.

Six directors have been nominated for election at the Meeting to serve until the 2008 annual meeting of shareholders and until the director’s successor is elected and qualified.

Unless authority to vote is withheld on a proxy, properly executed proxies will be voted FOR the nominees identified below. Each of the nominees has consented to serve as a director. If any nominee becomes unable to serve as a director, the Board of Directors may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee named by the Board. We have no reason to believe any nominee will be unavailable. All nominees are currently Directors.

The Board of Directors has nominated:

Ernie D. Ballou

Richard J. Fitzpatrick

Brian E. Magnuson

John M. Petersen

Phillip S. Rowley

Linda M. Tubbs

The Board of Directors unanimously recommends that our shareholders vote FOR the election of the six nominated directors.

INFORMATION REGARDING THE BOARD OF DIRECTORS

Ernie D. Ballou, age 58,  has served on the Board of Directors since May 2003. He has served as EVP & Chief Credit Administrator of Cowlitz Bank since January 2003 and has served on the Cowlitz Bank Board of Directors since February 2003. He also serves as VP/Credit Administrator for the Company. Mr. Ballou has over thirty years of lending experience, including twenty-five years with First Interstate Bank (now Wells Fargo Bank), most recently serving as Senior Vice President and Senior Credit Administrator for the Northwest Region. Prior to joining Cowlitz, Mr. Ballou was self-employed, initiating credit training seminars and conducting independent credit reviews for banking institutions.

Richard J. Fitzpatrick, age 57,  has served as President/CEO of Cowlitz Bancorporation and Cowlitz Bank since March 2003. He has served on the Boards of Directors of Cowlitz Bancorporation and Cowlitz Bank since March 2003, as well. Prior to joining Cowlitz, Mr. Fitzpatrick spent nine years with Banknorth Group Inc., most recently as Regional President, responsible for operations in Vermont and New York. Other positions he held include Chief Banking Officer responsible for Banknorth Group Inc.’s seven banks, and President and Chief Executive Officer of Howard Bank, a subsidiary of Banknorth Group, Inc.

Brian E. Magnuson, age 50,  joined the Board of Directors in December 2005. Mr. Magnuson currently serves on the Audit Committee, Compensation Committee, and Corporate Governance

Committee. He is President of Cascade Networks, specializing in high-speed wireless and fiber optic Internet, a position he has held since 2003. Mr. Magnuson co-founded Cascade Networks in 2001. Mr. Magnuson is an active member and resident of the Longview, Washington community.

John S. Maring, age 71,  has served on the Board of directors since July 2000, currently serving as Vice Chairman. Mr. Maring is Chairman of the Cowlitz Bank Board of Directors and Chairman of the Audit Committee. He also serves on the Compensation and Corporate Governance Committees. Mr. Maring is retired from his position as President and CEO of Maring & Assoc., a real estate brokerage and development company, which he ran from 1971-2005. Mr. Maring will be retiring from the Board of Directors effective with the 2007 Annual Shareholders Meeting.

John M. Petersen, age 56,  was appointed to the Board of Directors of Cowlitz Bancorporation and Cowlitz Bank in September 2004. Mr. Petersen serves on the Audit Committee, the Compensation Committee, and the Corporate Governance Committee. He also serves as Chairman of the Cowlitz Bank Trust Committee. Mr. Petersen currently holds the position of Senior Director of CBRE/Melody and Company Capital Markets, a commercial real estate investment-banking firm, where he has worked since 2001. He has also held several senior positions at Bank of America and Security Pacific Bank. Mr. Petersen is an active community leader in the Portland area, currently serving as the First Vice President of the Portland State University Foundation Board, serving on their executive committee and the real estate committee, as well as other board committees.

Phillip S. Rowley, age 60,  was appointed to the Cowlitz Bancorporation and Cowlitz Bank Board of Directors in August 2003. Mr. Rowley has served as Chairman of the Cowlitz Bancorporation Board since March 2004. He serves as Chairman of the Corporate Governance Committee. He also serves as Chairman of the Cowlitz Bank Trust Committee. Mr. Rowley also serves on the Compensation and Audit Committees. Mr. Rowley is currently the President and CEO of Treasury Management Services, Inc., providing consulting in asset/liability management, investment portfolio management, and corporate funding strategies, as well as board and executive management training in these associated areas of banking. He founded Treasury Management Services in 1998. He also serves on the faculties of several premier banking schools. Mr. Rowley has held several positions for various banks during his 36-year banking career.

Linda M. Tubbs, age 59,  was appointed to the Cowlitz Bancorporation and Cowlitz Bank Board of Directors in September 2004. Ms. Tubbs serves as Chairwoman of the Compensation Committee. She also serves on the Audit Committee and the Corporate Governance Committee. Ms. Tubbs is active in the Vancouver, Washington community. She retired from Wells Fargo in 1998, where she was an Executive Vice President, managing commercial banking in Oregon, Washington, Idaho, and Utah. Ms. Tubbs serves on various local non-profit boards and is a former chairwoman of Oregon Public Broadcasting.

INFORMATION REGARDING EXECUTIVE OFFICERS

The age, position, and experience of the Company’s executive officers, other than directors Richard J. Fitzpatrick and Ernie D. Ballou, about whom information is provided above, are as follows:

Gerald L. Brickey, 54,  joined the Company in December 2005. Prior to joining the company he held the position of Controller from 1998 to 2005 for Pope & Talbot, Inc., a New York Stock Exchange listed forest products company headquartered in Portland, Oregon. Mr. Brickey has over twenty years of financial services industry experience. He currently holds the position of Vice President/Chief Financial Officer of the Company and Executive Vice President/Chief Financial Officer of Cowlitz Bank.

Donna P. Gardner, 58,  joined the Company in 1981. With over forty years of banking experience, she holds the position of Vice President of the Company and Executive Vice President/Retail Banking and Operations of Cowlitz Bank. Ms. Gardner has served as a director on the Cowlitz Bank Board of Directors since 2003.

Lynda Larrabee, 44,  joined the Company in 1997. Ms. Larrabee has over fifteen years of banking experience. She currently holds the position of Vice President of Administration and Corporate Secretary of the Company and Senior Vice President/Administration of Cowlitz Bank.

Sue Rodgers, 48,  joined the Company in 1981. Ms. Rodgers has supervised the Information Technology department since 1985. She currently holds the position of Vice President/Information Services of Cowlitz Bank.

CORPORATE GOVERNANCE

The Board of Directors conducts its business through regular meetings and through the Audit Committee, the Compensation Committee, and the Corporate Governance Committee. During 2006, the Board held twelve regular meetings and three special meetings. Each director serving in 2006 attended at least 75% of the regular and special meetings, and of the meetings of committees on which they served.

The Board of Directors has reviewed each board member’s relationship to the Company to determine board independence, and has determined that the following board members qualify as “independent” as defined in the NASDAQ listing standards: Brian Magnuson, John S. Maring, John M. Petersen, Phillip S. Rowley, and Linda M. Tubbs. In determining the independence of directors, the Board of Directors considered each director’s response to a Director Questionnaire in which each of the independent directors indicated that they had no transactions with the Company. The Board of Directors also considered that directors are required to report conflicts of interest to the Company under the Company’s Code of Conduct and no directors reported a conflict other than banking transactions in the ordinary course of business.

The Audit Committee operates pursuant to a written charter, which was amended in February 2007. A copy of the Audit Committee Charter is available on our website, www.cowlitzbancorporation.com. The primary responsibilities of the Audit Committee are to recommend the selection of the Company’s independent auditors, review with the independent auditors the Company’s financial statements to determine if the Company is applying the appropriate accounting policies, and consult with the independent auditors on the Company’s internal accounting controls. Each member of the Audit Committee is an independent director as defined under Rule 4200(a)(15) of the NASDAQ listing standards. The Board believes that each of the current members of the committee has employment experience that provides them with appropriate financial sophistication to serve on the committee. In addition, the Board has reviewed the qualifications of the members of the committee and has determined that Phillip S. Rowley possesses the requisite financial knowledge and experience to qualify as an “audit committee financial expert.” The Audit Committee met three times in 2006 and the Chairman met with the external auditor to review financial statements an additional four times. The Audit Committee members include: John S. Maring, Chairman; Brian E. Magnuson; John M. Petersen; Phillip S. Rowley; and Linda M. Tubbs.

The Compensation Committee operates pursuant to a written charter amended in March 2007. A copy of the Compensation Committee Charter is available on our website, www.cowlitzbancorporation.com. The Compensation Committee reviews and approves compensation for Company executives, including salaries and bonus plans, equity incentive grants and other benefits. The Compensation Committee also oversees the Company’s Stock Incentive Plan, Employee

Stock Purchase Plan, and Stock Appreciation Plan. The Compensation Committee met six times in 2006. The Compensation Committee members include: Linda M. Tubbs, Chairwoman; Brian E. Magnuson; John S. Maring; John M. Petersen; and Phillip S. Rowley.

The Corporate Governance Committee operates pursuant to a written charter amended in February 2007. A copy of the Corporate Governance Committee Charter is available on our website, www.cowlitzbancorporation.com. The Corporate Governance Committee assists the Board of Directors in identifying qualified individuals to become board members, determining the composition of the Board and its committees, developing and implementing effective corporate governance policies and procedures, developing and enforcing the Code of Ethics and Business Conduct Policy, monitoring a process to assess the effectiveness of the Board, its members, and its committees, and ensuring the Company is in compliance with NASDAQ listing standards. The Corporate Governance Committee met three times in 2006. The Corporate Governance Committee members include: Phillip S. Rowley, Chairman; Brian E. Magnuson; John S. Maring; John M. Petersen; and Linda M. Tubbs.

NOMINATION PROCEDURES

The Corporate Governance Committee, which has a charter and consists entirely of independent directors, performs the functions of a nominating committee. The Corporate Governance Committee Charter includes the following factors that the committee will consider in potential board candidates: professional experience, other directorships, personal skills and expertise in technology, finance, marketing, financial reporting and areas unique to the Company. The committee also gives consideration to geographic location, time and educational commitment, integrity, and reputation of director candidates.

A shareholder may recommend a candidate for consideration. Such recommendation will be reviewed and evaluated by the Corporate Governance Committee. The committee will use the same procedures and criteria for evaluating potential nominees recommended by shareholders as it does for potential nominees selected by the Company. Shareholder recommendations for Board candidates should be submitted to the Company’s Corporate Secretary, Lynda Larrabee, at Cowlitz Bancorporation, PO Box 1518 / 927 Commerce Avenue, Longview, Washington 98632. In 2006, the Company’s Corporate Secretary did not receive any recommendations for Board candidates from shareholders. In 2006, the Company did not hire any third party to recommend potential Board candidates. When there is a vacancy on the Board, or when the Corporate Governance Committee recommends expanding the Board, the committee generally consults with business associates, community leaders, legal counsel and other professionals to identify potential candidates.

In addition, the Company’s Bylaws permit shareholders who are entitled to vote at the annual meeting to nominate individuals to stand for election provided notice of such nomination is received by the Company’s Secretary at our principal executive offices in Longview at least 90 days before the first anniversary of the date on which the Company first mailed proxy materials for the prior year’s annual meeting of shareholders. This year, there were no such nominations received. The nomination notice must state the name, age and business and residence addresses of the nominee and the nominating shareholder; the number of shares held of record by the nominee and the nominating shareholder and any other shares that are directly or indirectly beneficially owned; principal occupation of the nominee; and all other information regarding the nominee that would be required to be disclosed in solicitations of proxies for the election of directors or is otherwise required in each case pursuant to Schedule 14A under the Securities Exchange Act of 1934. The notice must also be accompanied by a signed consent from each proposed nominee that such nominee consents to being named in and having information regarding such nominee included in any proxy materials or other communications to shareholders if the Company chooses to do so and agrees to serve as a director if elected.

In 2006 the Board of Directors adopted an amendment to the Company’s Bylaws to change the nomination procedures. Prior to the amendment, shareholders entitled to vote at the annual meeting had to provide the notice and information described above at least 45 days before the first anniversary of the date on which the Company first mailed proxy materials for the prior year’s annual meeting of shareholders.

CODE OF ETHICS AND BUSINESS CONDUCT

The Company has adopted a Code of Ethics and Business Conduct Policy. The Policy requires all employees and directors to avoid conflicts of interest, comply with all laws and regulations, conduct business in an ethical manner, adhere to appropriate confidentiality standards, and act in the Company’s best interest. A copy of the Policy is available on our website, www.cowlitzbancorporation.com.

COMPENSATION DISCUSSION & ANALYSIS

The Board of Directors, through its Compensation Committee, is responsible for establishing and administering our executive compensation program. In accordance with the Compensation Committee Charter, the Committee annually reviews the executive compensation program and recommends to the Board for its approval appropriate modifications to the senior executive compensation packages, including specific amounts and types of compensation used. The Committee is comprised of five members. Each member of the Committee must be independent.

Philosophy.  The Company’s executive compensation program is designed to:

■	attract, motivate and retain key executive officers; and
■	focus the executives’ efforts on the Company’s primary goals and objectives, which are intended to promote long-term business success and increased shareholder value.

The Company believes that an effective compensation program should create a strong link between an executive’s total earnings opportunity and the Company’s short-term and long-term performance, which is established by basing a portion of compensation on the achievement of predetermined financial targets and operational goals and objectives. The Company utilizes a mix of salary, short-term cash incentive bonus, equity-based compensation, and retirement plans to meet its objectives. Levels of individual compensation vary based on each officer’s experience, individual performance, overall value to the business and level of responsibility, and contribution to and responsibility for implementing and advancing the Company’s business strategies.

In addition to a competitive base salary to attract and retain talented executives, the Company establishes an annual cash bonus plan to reward the executive management team for attaining specific goals and objectives designed to align the executives with the strategic goals of the Company. The Company also offers equity-based compensation that encourages the executive officers to focus on maximizing shareholder wealth long-term and allows them to participate in the growth and financial success of the Company. The Company believes that a retirement plan for our CEO and Chief Credit Administrator is an important part of the total compensation package and provides a mechanism for attracting and retaining superior executives in these key positions. The Supplemental Executive Retirement Plans with these executives are designed to retain highly qualified personnel by providing defined benefits to the participants upon retirement.

Role of the Compensation Committee and Chief Executive Officer.  The Committee is responsible for administering the Company’s executive compensation program. In conjunction with management and the Board of Directors, the Committee develops compensation plans for the Company. Relying on these plans, the Committee determines the annual compensation of the named executive officers. The Committee reviews recommendations from the CEO regarding compensation of the named executive officers and recommends final compensation packages to the full Board for final approval. The Committee is also responsible for reviewing and recommending for board approval the annual compensation for board members.

The CEO annually presents to the Committee, for their review and approval, his self-evaluation and an assessment of other executive officers, including each individual’s accomplishments, and individual and corporate performance relative to the approved incentive plan. The Committee has discretion to adjust the CEO’s recommendations, but generally has approved his recommendations for executive officers.

The Committee relies on various industry compensation surveys, including the Northwest Financial Industry Salary Survey, data regarding Western United States publicly held banks and bank holding companies from SNL Financial and publicly available information, provided by the Company’s human resource department, to establish the compensation levels of executive officers employed by financial institutions in the Pacific Northwest that are similar in size (based on total assets) and performance. The Committee did not engage a third party consultant in 2006. Using the information provided by this research, along with other factors such as meeting organizational goals, implementation of business strategies, specific and overall performance, and increasing shareholder value, the Committee considers the appropriate combination and amount of salary, bonus, and equity-based compensation to accomplish the Company’s compensation goals and objectives.

The Company attempts to maximize the tax benefits related to compensation expense, however, tax considerations are not a compelling factor in determining compensation. The Committee intends all compensation to be rule 162(m) compliant to permit the Company to realize tax benefits of all compensation paid to the named executive officers; however, none of the officers currently receive compensation close to the $1,000,000 threshold. Additionally, employment agreements with executives provide for the reduction of payments in the event of a change in control should such payments constitute “excess parachute payments” under Section 280G of the Internal Revenue Code.

Elements of Compensation.  The compensation package for executive officers is comprised of four main components: Base Salary, Bonus, Equity Compensation and Retirement Benefits.

Base Salary.  Base salaries are intended to be competitive relative to similar positions at companies of comparable size in our business, permitting the Company to pay base salaries to help attract and retain high quality employees. The Committee has the discretion to adjust salaries based on skill level of the executive. The Committee has not established a targeted percentile relative to similarly sized financial institutions for base salary or for overall compensation. In 2006, the Committee reviewed the survey data provided and determined that salary levels and total compensation were competitive.

In December 2006, the Committee voted to increase the base salary of Ms. Gardner by 7% and each of the other named executive officers by 5%. The Committee based its decision in part on the performance of the officers and in part on the survey data.

Bonus.  The Company adopts an annual bonus plan that provides for a variable cash payment opportunity based on individual and Company performance. The bonus plan compensates executives for obtaining short-term goals and objectives, which the Committee designs to promote long-term growth and enhanced shareholder value. The Committee selects objective criteria, primarily financial results, at the beginning of the year based on the Company’s budgeted targets and also subjective criteria, often based on specific Company business goals for the year. For 2006, the objective and financial performance criteria included:

■	net income and earnings per share,
■	return on assets,
■	loan quality (measured by delinquency rates),
■	loan production, and
■	satisfactory regulatory compliance.

In addition, in 2006 the Committee considered subjective goals such as improvements in product offerings, overall process improvements including a data processing conversion, employee relations and morale, community involvement and Board relations. The objective goals were weighted at 2/3 of the bonus total. In addition to determining the annual bonus criteria, the Committee establishes the targeted bonus as a percentage of salary for each executive. Each executive’s employment agreement established a base level of bonus with Mr. Fitzpatrick originally at 30%, Mr. Ballou and Mr. Brickey at 25% and Ms. Gardner at 20%. For 2006, the base level percentages were Mr. Fitzpatrick at 40%, Mr. Ballou at 30%, Mr. Brickey at 25% and Ms. Gardner at 20%. Increases in the base level are generally made to remain competitive after reviewing the survey data. The Committee also sets the threshold, target and maximum level (as a percentage of the base level of bonus), although the Committee retains the discretion to alter these levels and award a bonus below the threshold or above the maximum. In 2006, the threshold level was 80%, target 100% and maximum 150%. The Committee generally pays above the target level up to the maximum only if objective and subjective criteria are met and most targets are exceeded.

In 2006, the Committee reviewed the current compensation packages of the named executives in the context of the year’s performance and determined the appropriate bonus amount based on the established performance criteria under the incentive plan. The Committee analyzed the entire compensation package, including perquisites, health, medical and life benefits, retirement benefits, valuation of equity compensation and the cost of each to the Company.

In 2006, the Company increased its after-tax income, exceeded the target for after-tax return on assets, reduced its non-performing assets portfolio and experienced significant growth in its loan portfolio, well beyond the target levels established at the beginning of the year. Over the last few years, the Company also has made consistent improvement in its overall regulatory compliance. Each executive officer received the maximum bonus, reflecting the Committee’s belief that the performance of the Company far exceeded targets, that the targets were difficult to attain and that the subjective criteria were met or exceeded.

Equity Compensation.  In 2003, shareholders approved the Cowlitz Bancorporation 2003 Stock Incentive Plan, under which the Company could issue nonqualified stock options and restricted stock grants to management and directors. The Plan provides an additional form of compensation that focuses on the long-term success of the Company and aligns the interests of shareholders and management. The Company has also issued stock options outside of the 2003 plan, primarily in connection with initial hiring of employees.

The Committee did not grant any stock options or restricted stock awards under the 2003 Stock Incentive Plan in 2006, primarily because there were 4,200 shares, or less, available for issuance. At the 2006 annual meeting of shareholders, shareholders did not approve a proposed amendment to the 2003 Stock Incentive Plan, which would have provided additional shares for stock option and restricted stock grants. The Committee analyzed other forms of equity-based compensation plans that would align executives with the interests of shareholders and provide executives with a reward for the Company’s improved performance and growth. The Committee recommended to the Board, in the fall of 2006, a Stock Appreciation Rights Plan that would be available to the executive officers. The Plan provides for cash-settled stock appreciation rights, or SARs, which do not dilute the interests of existing shareholders but provide a reward to the executive officers as the value of the Company increases.

In January 2007, the Committee approved the Plan and the grant of SARs to key executives and recommended to the Board such approvals. The Board approved both the Plan and the individual awards in January 2007. The Committee believes that having a portion of total compensation tied to the performance of the Company’s stock is an important component of compensation.

Retirement Benefits.  Retirement benefits have become an important element of a competitive compensation program for attracting senior executives, especially in the financial services industry. The Company’s executive compensation program includes matching contributions for 401(k) plan, and discretionary profit sharing as an additional non-matching component of the 401(k) plan. The President/CEO and the EVP/Credit Administrator also have Supplemental Executive Retirement Plans, or SERPs. The SERPs provide a benefit based on years of service and final average compensation. The benefits are described in detail under the Pension Benefits table below.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Cowlitz Bancorporation has reviewed and discussed the Compensation Discussion & Analysis with management.

Based on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, or in this Proxy Statement.

Submitted by the Compensation Committee:  Linda M. Tubbs, Chairwoman, John S. Maring, John M. Petersen, and Phillip S. Rowley

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table.  The following table sets forth the annual compensation earned during 2006 by the Company’s “Named Executive Officers”.

Name and Principal Position	Salary	Option Awards(1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total Compensation

Richard J. Fitzpatrick President & CEO	$259,350	$11,841	$155,610	$48,494	$13,134	(2)(3)	$490,429

Ernie Ballou Vice President	$182,582	$7,016	$82,162	$28,652	$11,457	(2)(3)	$311,869

Donna P. Gardner Vice President	$106,742	$4,039	$32,023	0	$6,000	(2)	$148,804

Gerald L. Brickey Vice President & CFO	$160,000	0	$60,000	0	$4,902	(2)	$224,902

(1)	The assumptions used to calculate FAS 123R value are described in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K.
(2)	Company Contribution to 401(k) Plan - $6,000 to each executive other than Mr. Brickey
(3)	Automobile Expense of $9,134 for Mr. Fitzpatrick and $5,457 for Mr. Ballou.

Grants of Plan-Based Awards.  The following table outlines grants of plan-based awards within the Company in 2006.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards

Name	Threshold	Target	Maximum

Richard J. Fitzpatrick	$82,992	$103,740	$155,610

Ernie Ballou	$43,820	$54,775	$82,162

Donna P. Gardner	$17,079	$21,348	$32,023

Gerald L. Brickey	$32,000	$40,000	$60,000

Employment Agreements.  Richard J. Fitzpatrick entered into an employment agreement with the Company effective on February 10, 2003, which has a five-year term, with the agreement that on the third anniversary and each anniversary thereafter the term shall be extended for an additional one year period unless either party delivers written notice of its intent not to extend the term. No such notice was delivered by February 10, 2007, thus the contract is currently extended to February 11, 2010. The term will end no later than the anniversary following Mr. Fitzpatrick’s sixty-fifth birthday. Under the employment agreement, Mr. Fitzpatrick’s base salary is subject to annual review and appropriate upward adjustments. Under the agreement, Mr. Fitzpatrick is entitled to receive a bonus of at least 30% of salary and additional stock options, provided specific performance goals are met. The agreement contains a covenant not to compete during the employment period and for a period following termination equal to the number of months for which Mr. Fitzpatrick is entitled to severance payment of employment or twelve months, whichever is greater.

Ernie Ballou entered into an employment agreement with the Company on January 13, 2003. Mr. Ballou’s initial base salary was $160,000 per year, subject to annual review and appropriate upward adjustments. Mr. Ballou initially entitled him to receive 25% of his base salary as annual bonus and additional stock options, provided specific performance goals are met. The agreement contains a covenant not to compete during the employment period and for a six-month period following termination.

Gerald L. Brickey entered into an employment agreement with the Company on December 28, 2005. Mr. Brickey’s initial base salary was $160,000 per year. Mr. Brickey is entitled to receive 25% of his base salary as incentive compensation if he achieves certain management objectives established on an annual basis. The agreement contains a covenant regarding non-solicitation and non-raiding of employees.

Donna Gardner entered into an employment agreement with the Company on June 21, 2006. Ms. Gardner’s initial base salary was $106,742 per year. Ms. Gardner is entitled to receive 20% of her base salary as incentive compensation if she achieves certain management objective established on an annual basis. The agreement contains a covenant regarding non-solicitation and non-raiding of employees.

Outstanding Equity Awards At Fiscal Year-End.  The following table indicates the option awards outstanding to the Named Executive Officers. There were no stock grants or equity incentive plan awards granted in 2006. With the exception of options issued in 2005, which were 100% vested upon award, options vest on a four-year term – 20% upon award and 20% at each anniversary, until fully vested.

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date

Richard J. Fitzpatrick	50,000		$6.87	2-10-13
	40,000	10,000	$10.73	12-31-13
	25,000		$10.91	1-03-15
	35,000		$14.40	12-31-15

Ernie Ballou	30,000		$6.86	1-13-13
	24,000	6,000	$10.73	12-31-13
	15,000		$10.91	1-03-15
	21,000		$14.40	12-31-15

Donna P. Gardner	7,000		$7.94	12-31-08
	1,500		$4.44	12-31-10
	24,000	6,000	$10.73	12-31-13
	5,000		$14.40	12-31-15

Gerald L. Brickey	20,000		$14.40	12-31-15

Option Exercises and Stock Vested.  There were no options exercised by named executives in 2006.

Pension Benefits.  Under the terms of his SERP, if Mr. Fitzpatrick remains employed until age 65, he will receive monthly benefits until the later of his death or his spouse’s death. If his employment terminates before age 65, he will begin receiving benefits at age 65 and such benefits will continue until the later of his death or his spouse’s death. The aggregate retirement benefit is determined actuarially so that the aggregate amount paid until termination of the benefit will equal the average of his three highest years of base salary and bonus multiplied by (a) 1.5%, (b) the number of whole plus fractional years since February 10, 2003, and (c) the number of whole plus fractional years of his predicted life expectancy after age 65. If Mr. Fitzpatrick dies while employed by Cowlitz, his spouse will receive payments starting on the date Mr. Fitzpatrick would have reached age 65 until his spouse’s death, based on annuitizing the amount accrued for the SERP benefit as of the date of his death for her life expectancy.

Mr. Ballou’s SERP provides for a retirement benefit to be paid commencing the later of the month following his sixty-fifth birthday or six months following termination of his employment and continuing until the later of his death or his spouse’s death. The annual amount of the benefit is determined actuarially to be an amount that if paid from the commencement date until the later of his or his spouse’s death would in total equal a base amount. The base amount is calculated based on an average of his highest three years of base and bonus compensation, multiplied by the product of (a) 1.5%, (b) the number of whole plus fractional years of his employment with Cowlitz since January 1, 2006, and (c) the number of whole plus fractional years of his predicted life expectancy after age 65. If Mr. Ballou’s employment terminates early, the amount of the benefit is subject to reduction pursuant to a vesting schedule. In 2006, he was 20% vested and the benefit vests 20% on January 1st of each of the next four years, so that as of January 1, 2010 he will be 100% vested in the benefit. If Mr. Ballou’s employment terminates due to permanent disability, he will be 100% vested in the benefit. If Mr. Ballou dies while employed by Cowlitz, his spouse will receive payments starting on the date Mr. Ballou would have reached age 65 until his spouse’s death, based on annuitizing the amount accrued as of the date of his death for her life expectancy.

The following table illustrates the present value of accumulated benefit for the Company’s SERP contacts.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year

Richard J. Fitzpatrick	Supplemental Executive Retirement Plan	3.833	$173,693.74	0

Ernie Ballou	Supplemental Executive Retirement Plan	1	$28,651.70	0

POTENTIAL PAYMENT UPON TERMINATION OR CHANGE IN CONTROL

The discussion below reflects the amount of compensation that would be paid to the Company’s named executive officers upon termination of each of officer’s employment under various circumstances. The amounts shown assume a termination date of December 31, 2006 and, in the change in control discussion, a change in control during 2006. The exact values will differ upon the actual date of termination due to changes in salary and bonus and the cost of welfare benefits.

The Company has entered into employment agreements with each of the named executive officers. The Company also has SERPs in place for Messrs Fitzpatrick and Ballou. Summaries of the employment agreements and SERPs are provided above. Each employment agreement and the SERPs provide for payments upon termination of employment, including termination associated with a change in control of the Company, as described in this section.

Mr. Fitzpatrick and Mr. Ballou are entitled to acceleration of unvested stock options upon termination without cause or for good reason—in Mr. Ballou’s case only if such termination follows a change in control. No other agreements exist that provide for termination related benefits for the named executive officers.

SERPs.  Under his SERP Mr. Fitzpatrick would have been entitled to receive $21,583 per year had his employment terminated for any reason on December 31, 2006. As of December 31, 2006, Mr. Ballou was 20% vested in his SERP and would have been entitled to receive $712 per year had his employment terminated for any reason on that date.

Termination for Cause.  If the Company terminates a named executive officer for cause the Company will not be obligated to pay the officer any additional compensation or benefits under the employment agreements. The definition of “cause” is provided in each officer’s employment agreement.

Voluntary Termination by the Executive without Good Reason.  If a named executive officer voluntarily terminates employment with the Company without having “good reason” to do so, the executive is not entitled to any additional salary, cash bonus, severance pay or continuation of benefits under the employment agreements. The circumstances that give rise to “good reason” for an executive to terminate employment are defined in each executive’s employment agreement.

Termination of the Executive by the Company without Cause or Termination by the Executive for Good Reason.  Upon involuntarily termination by the Company of a named executive officer without cause or termination by the officer for good reason, each officer is entitled to a payment under his or her employment agreement. The table below presents the amounts each named executive officer would have been entitled to receive upon such termination:

Named Executive Officer	Amount

Richard J. Fitzpatrick	$964,220

Ernie Ballou	$212,695

Donna P. Gardner	$53,371

Gerald Brickey	$80,000

Mr. Fitzpatrick’s employment agreement provides that he is entitled to receive continuation of his base salary for the balance of the term of his employment agreement if he is terminated without cause or leaves the Company for good reason. As of December 31, 2006, the term of his employment agreement was scheduled to expire on February 11, 2009. Under Mr. Ballou’s employment agreement, his severance benefit following a termination without cause or for good reason is paid in installments over 12 months and is equal to 12 months base salary plus continued insurance and auto benefits for up to 12 months. Under Ms. Gardner’s and Mr. Brickey’s employment agreements, they are each entitled to receive six months base salary paid over six months upon termination without cause or for good reason.

Termination as a Result of Death or Disability.  In the event of termination as a result of death or disability, Mr. Ballou would have been entitled to receive $63,201, equal to the bonus paid to Mr. Ballou the prior year prorated, if at all, based on the number of months of service in the year of termination. Mr. Fitzpatrick, Ms. Gardner and Mr. Brickey would not have been entitled to any payments under their respective employment agreements had they died or become disabled on December 31, 2006.

Change in Control.  The employment agreements for the named executive officers provide for payment of the following severance amounts upon termination within two years following a change in control by the Company without cause or by the officer for good reason. If a change in control had been announced or occurred prior to December 31, 2006 and termination occurred as of December 31, 2006 the named executive officers would have received the following:

Named Executive Officer	Amount

Richard J. Fitzpatrick	$1,506,857

Ernie Ballou	$571,048

Donna P. Gardner	$210,802

Gerald Brickey	$318,668

Mr. Fitzpatrick’s benefit is paid in a lump sum and is equal to three times the sum of his highest annual base salary, highest performance bonus, value of contributions the Company would have made to or for his account in a retirement plan and the value of annual welfare benefit plan contributions.

Mr. Ballou’s benefit is paid in a lump sum and is equal to 24 months base salary, two times the amount of the highest bonus paid in the two years preceding termination, continued insurance coverage for up to 24 months, and continued use of the Company provided automobile and reimbursement of auto insurance for up to 24 months.

Ms. Gardner’s and Mr. Brickey’s benefit are equal to 18 months base salary plus highest bonus paid in the two years preceding termination paid over 18 months and the value of 18 months of continuing insurance benefits.

The agreements provide for reduction of payments that are considered an “excess parachute payment” under Internal Revenue Code Section 280G, to an amount that will not be considered an “excess parachute payment.”

DIRECTORS’ COMPENSATION

The following table provides information on directors’ compensation in 2006.

Name	Fees Earned or Paid in Cash	Option Awards(1)	Total Compensation

Mark F. Andrews, Jr.(2)	$2,100	$15,764	$17,864

Brian E. Magnuson	$22,200		$22,200

John S. Maring	$23,500	$8,462	$31,962

John M. Peterson	$19,800		$19,800

Phillip S. Rowley	$22,000	$3,366	$25,366

Linda M. Tubbs	$19,600		$19,600

(1)	The assumptions used to calculate FAS 123R value are described in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K. There were no options granted to directors in 2006. The option awards outstanding on December 31, 2006 were as follows: B. Magnuson 10,000; J. Maring 95,000; J. Petersen 10,000; P. Rowley 25,000; L. Tubbs 10,000.
(2)	Mr. Andrews resigned from the Board of Directors effective February 2006.

In 2006, the non-employee Directors were paid the following for meetings attended:

	Personal Attendance	Call-In Attendance
Cowlitz Bank Board of Directors	$500.00	$250.00
Cowlitz Bancorporation Board of Directors	$500.00	$250.00
Special Board of Directors	$600.00	$300.00

Audit Committee
Chair	$400.00
Members	$200.00	$100.00

Compensation Committee
Chair	$500.00
Members	$300.00	$200.00

Corporate Governance Committee
Chair	$300.00
Members	$200.00	$100.00

All non-employee Directors serve on both the Company and Cowlitz Bank Boards of Directors.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2006 regarding equity compensation plans approved by the shareholders and equity compensation plans that were not approved by the shareholders.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by shareholders	556,070	$10.48	4,200

Equity compensation plans not approved by shareholders(1)	315,466	$11.05	-

Total	871,536	$10.69	4,200

(1)	231,466 shares with a weighted average exercise price of $11.68 were issued as part of the acquisition of Northern Bank of Commerce, to their directors and President/CEO. The balance have been issued as hiring incentives to senior management level employee

RELATED PARTY TRANSACTIONS

From time to time, the Company has outstanding banking relationships with executive officers, directors, their spouses, associates, and related organizations. All such loans are made in the ordinary course of business and on substantially the same terms and conditions, including interest rate and collateral required, as comparable transactions with unaffiliated parties. Such loans do not involve more than the normal risk of collectibility or present other unfavorable features.

The Company does not have a formal process to approve other transactions with related persons. Under NASDAQ Rule 4350(h), the Audit Committee must approve all transactions with related persons. Under the Company’s Code of Ethics and Business Conduct, all transactions must be reported to the Board of Directors. Transactions with related persons are reviewed and approved in accordance with NASDAQ Rule 4350(h).

AUDIT COMMITTEE REPORT

The Audit Committee of Cowlitz Bancorporation has reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2006. The Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. The Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with the auditors the auditors’ independence. The Committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant’s independence.

Based on the reviews and discussions referred to above, the Committee recommends to the Board of Directors that the consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Submitted by the Audit Committee:  John S. Maring, Chairman

Brian E. Magnuson, John M. Petersen, Phillip S. Rowley, and Linda M. Tubbs

AUDITORS

Moss Adams LLP serves as the Company’s independent public accountant. Representatives of Moss Adams LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. It is expected that such representatives will be available to respond to appropriate questions.

Audit Fees.  The aggregate fees billed by Moss Adams LLP for the audit of the Company’s annual consolidated financial statements for the fiscal year ended December 31, 2006 and the review of the consolidated financial statements included in the Company’s filings on Form 10-Q for fiscal 2006 were $139,885 and for fiscal 2005 were $180,661.

Audit-Related Fees.  In 2006, audit-related fees were $29,582. In 2005, the audit-related fees were $60,272. Audit-related fees in 2006 include services associated with audits of employee benefit plans and financial planning and accounting consultation.

Financial Information Systems Design and Implementation Fees.  There were no fees billed by Moss Adams LLP to the Corporation for financial information systems design and implementation fees for the fiscal year ended December 31, 2006.

Tax Fees.  Tax fees for the year 2006 were $30,091and $16,690 for the year 2005, relating to filing of federal and local tax returns.

All Other Fees.  There were no fees billed to the Company for other services rendered by Moss Adams LLP for the fiscal year ended December 31, 2006 or December 31, 2005.

Pre-Approval Policies.  The services performed by Moss Adams LLP in 2006 were pre-approved by the Audit Committee, prior to commencement of service, in accordance with the Committee’s pre-approval policy and procedures. Moss Adams LLP may not perform any prohibited services as defined by the Sarbanes-Oxley Act of 2002.

Independence.  The Audit Committee has determined that the provision of services rendered above is compatible with maintaining Moss Adams LLP’s independence.

SHAREHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

The Company must receive a shareholder proposal on or before December 27, 2007 to consider it for inclusion in the Company’s proxy statement and form of proxy relating to the Company’s Annual Meeting of Shareholders in 2008. The Company’s Bylaws require timely notice on or before January 25, 2008 of matters shareholders desire to have brought before the 2008 annual meeting. In addition, a shareholder must describe the item of business, the reasons for conducting such business, number of shares held and beneficially owned, any interest in connection with his or her proposal and the names of other shareholders providing proxies to the proposing shareholder. Upon receipt of such notice the Company’s Chief Executive Officer and President will determine whether the business is of a nature as is appropriate for action by shareholders under Washington law and SEC rules. A proposal received after January 25, 2008 will not be considered timely unless the Board of Directors, in its sole discretion, determines to bring the matter before the meeting.

The Company’s appointed proxy holders may use their discretion to vote on matters that properly come before the meeting and for which the Company does not have notice of until after March 10, 2008.

The Company’s address for submitting proposals is PO Box 1518 / 927 Commerce Avenue, Longview, Washington 98632.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

The Company’s 2006 Annual Report to Shareholders, including financial statements prepared in conformity with generally accepted accounting principles, is being mailed to shareholders with these proxy materials. Any shareholder that has not received a copy of such Annual Report may obtain a copy by writing the Company or requesting a copy at www.cowlitzbancorporation.com.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the Annual Meeting other than matters described in this Proxy Statement. If any other business should properly be presented for consideration at the annual meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interest of Cowlitz Bancorporation.

Cowlitz Bancorporation

Proxy for Annual Meeting of Shareholders to be Held on May 25, 2007

The undersigned hereby names, constitutes and appoints Richard J. Fitzpatrick and Phillip S. Rowley, with full power of substitution, my true and lawful attorneys and Proxies for me and in my place and stead to attend the Annual Meeting of the Shareholders of Cowlitz Bancorporation to be held at 10:00 a.m. on Friday, May 25, 2007, and at any adjournments or postponements thereof, and to vote all the shares of Common Stock held of record in the name of the undersigned on March 31, 2007, with all the powers that the undersigned would possess if he or she were personally present.

(continued and to be signed and dated on other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

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This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR election of the director-nominees identified by the Board of Directors.

Please

Mark Here

for Address

Change or

Comments

SEE REVERSE SIDE

1. ELECTION OF DIRECTORS.

01 Ernie D. Ballou

02 Richard J. Fitzpatrick

03 Brian E. Magnuson

04 John M. Petersen

05 Phillip S. Rowley

06 Linda M. Tubbs

FOR the nominees listed (except as marked to the contrary)

WITHHELD AUTHORITY to vote for all nominees listed

(Instruction: To withhold authority to vote for any nominee, write that nominee’s name on the line below.)

Signature Signature Date , 2007

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

The Annual Meeting of Shareholders

will be held at 10:00 a.m. Pacific time on Friday, May 25, 2007 at the Monticello Hotel Ballroom, 1405 17th Avenue, Longview, Washington.

YOUR VOTE IS IMPORTANT!

Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE VOTE